Exhibit 99.1

CLEARONE ANNOUNCES FIRST-EVER CASH DIVIDEND

--Board Approves Plan to Initiate Regular Quarterly Dividend--

SALT LAKE CITY, UTAH - December 2, 2014 - ClearOne (NASDAQ: CLRO) today announced that its Board of Directors has declared the first annual dividend for 2014 of $0.10 per share of ClearOne common stock, payable on January 5, 2015 to shareholders of record on December 12, 2014. The company also said that the Board has approved a plan to initiate the payment of a regular quarterly cash dividend beginning in the first quarter of 2015 and discontinued the stock repurchase program. To date, the company has repurchased $5.4 million of the $10 million originally allocated for the program.

“Our strong financial position allows us to continue to invest in organic growth projects and pursue acquisitions, while also returning a portion of our free cash flow directly to our shareholders,” said Zee Hakimoglu, President and Chief Executive Officer of ClearOne. “We believe these actions reflect our confidence in the long-term value of ClearOne’s market position and financial performance.”

The company expects that it will maintain a program of paying dividends on a quarterly basis; however, the declaration of dividends in the future is subject to the discretion of the ClearOne Board of Directors, which will evaluate the company's dividend program from time-to-time based on factors that the Board of Directors deem relevant.

About ClearOne
ClearOne is a global company that designs, develops and sells conferencing, collaboration, streaming and digital signage solutions for voice and visual communications. The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability. More information about the company can be found at www.clearone.com.

This release contains "forward-looking" statements that are based on present circumstances and on ClearOne's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statements of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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Contact:
Investor Relations
801-303-3555
Investor_relations@clearone.com